Exhibit 99.1

NEWS RELEASE

Editorial Contact:	Investor Contact:
Jodi Warner	Jessica Kourakos
Edelman Public Relations	Synopsys, Inc.
(650) 429-2752	(650) 584-4289
jodi.warner@edelman.com	jessicak@synopsys.com

SYNOPSYS, INC. COMPLETES ACQUISITION OF

NUMERICAL TECHNOLOGIES, INC.

MOUNTAIN VIEW, Calif., March 3, 2003 – Synopsys, Inc. (Nasdaq: SNPS), the world leader in integrated circuit (IC) design software, today announced it has completed its acquisition of Numerical Technologies, Inc. (Nasdaq: NMTC), the world’s leading provider of subwavelength lithography-enabling technology. The combination of Numerical’s lithography-enabling solutions and Synopsys’ industry-leading design solutions will enable Synopsys to further reduce costs and manufacturing risk for its customers as they create smaller, faster and more power-efficient chips.

“Design for manufacturing (DFM) has gained increased attention as the complexity and cost of lithographic masks have skyrocketed. By bringing Numerical’s products and well-respected technologists to Synopsys, we will be able to better address manufacturing issues earlier during the design phase and, in the process, reduce cost and risk for our customers,” said Aart de Geus, chairman and CEO of Synopsys, Inc. “Numerical’s direct adjacency to our traditional business will not only allow us to grow in the rapidly emerging DFM market; it also strengthens our existing physical products and increases the value of our recently announced GalaxyTM Design Platform.”

Through a tender offer by its wholly owned subsidiary, Neon Acquisition Corporation, Synopsys had previously acquired approximately 90.71% of the outstanding shares of Numerical common stock for a purchase price of $7.00 per share in cash, without interest. As the final step of the acquisition, Synopsys caused Neon Acquisition to merge with and into Numerical effective March 1, 2003. In the merger, each Numerical share not purchased in the tender offer, other than shares for which statutory appraisal rights are properly exercised, was converted into the right to receive the same $7.00 per share in cash, without interest, as received by Numerical stockholders in the tender offer. As a result, Numerical is now a wholly owned subsidiary of Synopsys.

About Synopsys

Synopsys, Inc., (Nasdaq: SNPS) headquartered in Mountain View, Calif., creates leading electronic design automation (EDA) tools for the global electronics market. The company delivers advanced design technologies and solutions to developers of complex integrated circuits, electronic systems, and systems on a chip. Synopsys also provides consulting and support services to simplify the overall IC design process and accelerate time to market for its customers. Visit Synopsys at http://www.synopsys.com.

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Synopsys is a registered trademark and Galaxy is a trademark of Synopsys, Inc.